EXHIBIT 10.2

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

dated as of February 9, 2026 between

PRO-DEX, INC.,

as the Borrower,

and

UMB BANK, N.A.,

as the Lender

TABLE OF CONTENTS

		Page
Section 1.	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Accounting Terms	21
1.3	Other Terms Defined in UCC	22
1.4	Other Interpretive Provisions	22
Section 2.	COMMITMENT OF THE LENDER	23
2.1	Revolving Loans	23
2.2	Term Loans	24
2.3	Interest and Fee Computation; Collection of Funds	27
2.4	Letters of Credit	27
2.5	Taxes	28
2.6	Lack of Availability of SOFR; Hold Harmless	28
2.7	All Loans to Constitute Single Obligation	29
Section 3.	CONDITIONS OF BORROWING	29
3.1	Loan Documents	29
3.2	Acquisition	32
3.3	Leverage; Liquidity	32
3.4	Event of Default	32
3.5	Material Adverse Effect	32
3.6	Litigation	32
3.7	Representations and Warranties	32
3.8	Origination Fees	32
Section 4.	NOTES EVIDENCING LOANS	33
4.1	Revolving Note	33
4.2	Term Notes	33
Section 5.	MANNER OF BORROWING	33
5.1	Borrowing Procedures	33
5.2	Letters of Credit	33
5.3	Automatic Debit	34
5.4	Discretionary Disbursements	34
Section 6.	SECURITY FOR THE OBLIGATIONS	34
6.1	Security for Obligations	34
6.2	Other Collateral	35

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6.3	Possession of Collateral	35
6.4	Financing Statements	35
6.5	Additional Collateral	36
6.6	Preservation of the Collateral	36
6.7	Other Actions as to any and all Collateral	36
6.8	Collateral in the Possession of a Warehouseman or Bailee	37
6.9	Letter-of-Credit Rights	37
6.10	Commercial Tort Claims	37
6.11	Electronic Chattel Paper and Transferable Records	37
6.12	Post-Closing Items	38
Section 7.	REPRESENTATIONS AND WARRANTIES	38
7.1	Borrower Organization and Name	38
7.2	Authorization	38
7.3	Validity and Binding Nature	38
7.4	Consent; Absence of Breach	38
7.5	Ownership of Properties; Liens	39
7.6	Equity Ownership	39
7.7	Intellectual Property	39
7.8	Financial Statements	39
7.9	Litigation and Contingent Liabilities	39
7.10	Event of Default	40
7.11	Adverse Circumstances	40
7.12	Environmental Laws and Hazardous Substances	40
7.13	Solvency, etc	40
7.14	ERISA Obligations	41
7.15	Labor Relations	41
7.16	Security Interest	41
7.17	Lending Relationship	41
7.18	Business Loan	41
7.19	Taxes	41
7.20	Compliance with Regulation U	42
7.21	Governmental Regulation	42
7.22	Bank Accounts	42
7.23	Place of Business	42
7.24	Complete Information	42
7.25	Subordinated Debt	42
7.26	Internal Controls	43
7.27	Supplier, Customer, Client, and Agent Relations	43
7.28	Material Contracts	43
Section 8.	AFFIRMATIVE COVENANTS	43
8.1	Compliance with Bank Regulatory Requirements; Increased Costs	43
8.2	Borrower Existence	44
8.3	Compliance With Laws	44

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8.4	Payment of Taxes and Liabilities	44
8.5	Maintain Property	45
8.6	Maintain Insurance	45
8.7	ERISA Liabilities; Employee Plans	46
8.8	Financial Statements	46
8.9	Supplemental Financial Statements	47
8.10	Borrowing Base Certificate	47
8.11	Aged Accounts Schedule	47
8.12	Mako Contract	47
8.13	Inventory Reports	47
8.14	Brokerage Statement	47
8.15	Projected Financial Statements	47
8.16	Covenant Compliance Certificate	47
8.17	Field Audits	48
8.18	Acquisition Documents	48
8.19	Other Reports	48
8.20	Collateral Records	48
8.21	Intellectual Property	48
8.22	Notice of Proceedings	48
8.23	Notice of Filings	48
8.24	Material Contracts	48
8.25	Notice of Event of Default or Material Adverse Effect	49
8.26	Environmental Matters	49
8.27	Further Assurances	49
8.28	Errors and Omissions	49
8.29	Performance of Material Contracts	49
8.30	Late Payment Fee	50
8.31	Non-Utilization Fee	50
8.32	Banking Relationship	50
Section 9.	NEGATIVE COVENANTS	50
9.1	Debt	50
9.2	Encumbrances	51
9.3	Investments	51
9.4	Transfer; Merger	52
9.5	Sale-Leasebacks; Subsidiaries; New Business	52
9.6	Restricted Payments	52
9.7	Transactions with Affiliates	52
9.8	Unconditional Purchase Obligations	52
9.9	Cancellation of Debt	53
9.10	Inconsistent Agreements	53
9.11	Use of Proceeds	53
9.12	Sanctions; Anti-Corruption Use of Proceeds	53
9.13	Bank Accounts	53
9.14	Business Activities; Change of Legal Status and Organizational Documents	53

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9.15 Amendments of Organizational Documents or Material Contracts 54
9.16 Fiscal Year 54
9.17 Dispositions 54

Section 10. FINANCIAL COVENANTS 54

10.1 Fixed Charge Coverage Ratio 54
10.2 Senior Cash Flow Leverage Ratio 54

Section 11. EVENTS OF DEFAULT 55

11.1 Nonpayment of Obligations 55
11.2 Misrepresentation 55
11.3 Certain Affirmative Covenants; Negative Covenants 55
11.4 Nonperformance 55
11.5 Default under Loan Documents 55
11.6 Default under Other Debt 55
11.7 Other Material Obligations 55
11.8 Bankruptcy, Insolvency, etc 56
11.9 Judgments 56
11.10 Change in Control 56
11.11 Collateral Impairment 56
11.12 Material Adverse Effect 56
11.13 Guaranty 56
11.14 Subordinated Debt 56
11.15 Mako Contract 57

Section 12. REMEDIES 57

12.1 Possession and Assembly of Collateral 57
12.2 Sale of Collateral 57
12.3 Standards for Exercising Remedies 58
12.4 UCC and Setoff Rights 59
12.5 Additional Remedies 59
12.6 Appointment of Receiver 60
12.7 Attorney-in-Fact 61
12.8 No Marshaling 61
12.9 Application of Proceeds 61
12.10 No Waiver 62
12.11 Letters of Credit 62

Section 13. SWAP TRANSACTION PROVISIONS 62

13.1 Event of Default 62
13.2 Security Interest 63
13.3 Termination Events 63

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Section 14. MISCELLANEOUS 63

14.1 Obligations Absolute 63
14.2 Entire Agreement 63
14.3 Amendments; Waivers 64
14.4 WAIVER OF DEFENSES 64
14.5 FORUM SELECTION AND CONSENT TO JURISDICTION 64
14.6 WAIVER OF JURY TRIAL 64
14.7 Assignability 65
14.8 Confirmations 65
14.9 Confidentiality 65
14.10 Binding Effect 66
14.11 Governing Law 66
14.12 Enforceability 66
14.13 Survival of Borrower Representations 66
14.14 Extensions of Lender's Commitment 66
14.15 Time of Essence 66
14.16 Counterparts; Facsimile Signatures 66
14.17 Notices 66
14.18 Release of Claims Against Lender 67
14.19 Costs, Fees and Expenses 68
14.20 Indemnification 68
14.21 Waiver 69
14.22 Revival and Reinstatement of Obligations 69
14.23 Customer Identification - USA Patriot Act Notice 70
14.24 Electronic Records 70
14.25 Amendment and Restatement 70

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SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT dated as of February 9, 2026 (this “Agreement”), is executed by and between PRO-DEX, INC., a Colorado corporation (the “Borrower”), which has its chief executive office located at 2361 McGaw Avenue, Irvine, California 92614, and UMB BANK, N.A., a national banking association, previously doing business as Minnesota Bank & Trust, a division of UMB Bank, N.A., successor by merger to MINNESOTA BANK & TRUST, A DIVISION OF HTLF BANK, as successor by merger with MINNESOTA BANK & TRUST (the “Lender”), whose address is 9800 Bren Road East 6810001, Minnetonka, Minnesota 55343.

R E C I T A L S:

A. The Borrower and the Lender are parties to the Amended and Restated Credit Agreement dated as of November 6, 2020, as amended by Amendment No. 1 to Amended and Restated Credit Agreement dated as of November 5, 2021, Amendment No. 2 to Amended and Restated Credit Agreement dated as of December 29, 2022, Amendment No. 3 to Amended and Restated Credit Agreement dated as of December 29, 2023, Amendment No. 4 to Amended and Restated Credit Agreement and Security Agreement dated as of July 31, 2024, Amendment No. 5 to Amended and Restated Credit Agreement dated as of December 29, 2024, and Amendment No. 6 to Amended and Restated Credit Agreement dated as of April 8, 2025 (collectively, the “Existing Credit Agreement”).

B. Subject to the terms of the Existing Credit Agreement, the Lender extended to the Borrower: (i) a revolving line of credit in the maximum principal amount of $11,000,000 (the “Revolving Loan”); (ii) a term loan in an aggregate principal amount not to exceed $7,525,000 (“Term Loan A”); (iii) a term loan in an aggregate principal amount not to exceed $1,000,000 (“Term Loan B”); and (iv) a term loan in an aggregate principal amount not to exceed $5,000,000 (“Term Loan C”). Term Loan A, Term Loan B, and Term Loan C have been fully advanced, and no additional amounts will be advanced under Term Loan A, Term Loan B, or Term Loan C.

C. The obligation of the Borrower to repay amounts advanced under the Revolving Loan is evidenced by a Second Amended and Restated Revolving Credit Note dated April 8, 2025 (as then in effect, the “Existing Revolving Note”), by the Borrower and payable to the order of the Lender, in the original principal amount of $11,000,000.

D. The obligation of the Borrower to repay amounts advanced under Term Loan A is evidenced by an Amended and Restated Term Note A dated as of November 6, 2020 (the “Existing Term Note A”), by the Borrower and payable to the order of the Lender in the original principal amount of $7,525,000.

E. The obligation of the Borrower to repay amounts advanced under Term Loan B is evidenced by a Term Note B dated as of November 6, 2020 (as then in effect, the “Existing Term Note B”), by the Borrower and payable to the order of the Lender in the original principal amount of $1,000,000.

F. The obligation of the Borrower to repay amounts advanced under Term Loan C is evidenced by a Term Note C dated as of July 31, 2024 (as then in effect, the “Existing Term Note C”), by the Borrower and payable to the order of the Lender in the original principal amount of $5,000,000.

G. The Borrower has requested that the Lender: (i) extend the availability of the Existing Revolving Loan to December 29, 2027; (ii) extend a term loan to the Borrower in the original principal amount of $6,650,000 to finance, in part, the Borrower’s acquisition of the membership interests of Advanced Precision Machining, LLC, a California limited liability company formerly known as Advanced Precision Machining, Inc., a California corporation; and (iii) make certain other modifications to the Existing Credit Agreement.

H. Pursuant to the Borrower’s request, the Lender is willing to agree to such requests and extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

I. The Borrower and the Lender have agreed to amend and restate, without limitation, the Existing Credit Agreement, the Existing Revolving Note, Existing Term Note A, Existing Term Note B, and Existing Term Note C in their entirety.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Lender, and the Lender agrees to lend to the Borrower, subject to and upon the following terms and conditions:

A G R E E M E N T S:

Section 1. DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account” or “Accounts” shall have the meaning set forth in the UCC as amended, changed or updated from time to time.

“Account Debtor” shall have the meaning set forth in the UCC as amended, changed or updated from time to time.

“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement to occur on or around the date hereof.

“Acquisition Agreement” shall mean that certain Membership Interest Purchase Agreement dated the date hereof by and among Borrower, as purchaser, Seller, as seller, Owners, as owners, and Seller Representative, as seller representative.

“Acquisition Documents” shall mean the Acquisition Agreement and the other documents, agreements, and instruments executed in connection with the Acquisition.

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“Adjusted Net Income” shall mean, for any period, the Net Income for such period, but excluding therefrom: (a) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than Inventory, and other nonrecurring gains and losses) during such period; and (b) any income attributable to the Borrower’s or any of its Subsidiary’s Investment in any non-Wholly Owned Subsidiary which is not distributed in cash during such period.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or governmental authorities and all orders and decrees of all courts and arbitrators.

“Asset Disposition” shall mean any Disposition (excluding any Disposition expressly permitted by Section 9.17) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses, including Swap Obligations owing by the Borrower or any Subsidiary to the Lender or any Affiliate of the Lender pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any and all services or facilities extended to the Borrower or any Subsidiary by the Lender or any Affiliate of the Lender, including (a) credit cards, (b) credit card and other payment processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) deposit accounts or other cash management, including controlled disbursement, accounts or services, or (g) Swap Transactions.

“Bank Products” shall mean any and all services or facilities extended to the Borrower or any Subsidiary by the Lender or any Affiliate of the Lender, including (a) credit cards, (b) credit card and other payment processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, or (f) deposit accounts or other cash management, including controlled disbursement, accounts, or services.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

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“Borrowing Base Amount” shall mean:

(a) an amount equal to 80% of the net amount of all Eligible Accounts; plus

(b) an amount equal to 50% of the lower of cost or market value of all Eligible Inventory.

“Borrowing Base Certificate” shall mean a certificate to be signed by the Borrower certifying to the accuracy of the Borrowing Base Amount in form and substance satisfactory to the Lender as set forth in Exhibit A hereto.

“Business Day” shall mean any day other than a Saturday, Sunday, or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Minneapolis, Minnesota.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States or any State thereof, having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described

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in clause (a) above entered with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issued rated at lease A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such Person, or (e) investments in money market funds substantially all of whose assets are comprised of securities described in clauses (a) through (d) above.

“Change in Control” shall mean (a) any Person or group of Persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 (other than one or more Continuing Directors or Affiliates of Continuing Directors) becomes the beneficial owner, directly or indirectly of 50% or more of the outstanding Capital Securities of the Borrower, or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor, or other bailee of or other property owned by the Borrower or any Subsidiary, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Commercial Tort Claim” shall have the meaning as set forth in the UCC as amended, changed or updated from time to time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” shall mean, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any replacement rate (i.e. the Prime Rate), any technical, administrative, or operational changes, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Reset Date” or changes to any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

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“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend, or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital, or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property, or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Control” or “Controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Bank Product Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the

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indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean the applicable per annum rate of interest on each of the Loans plus 2.00%.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation, and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“Disposition” or “Dispose” shall mean the sale, transfer, assignment, license, lease, or other disposition (whether in one transaction or in a series of transactions, including any sale and leaseback transaction) of any property (including any Capital Securities) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer, or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“EBITDA” shall mean, for any Measurement Period, the sum, of: (a) Net Income for such Measurement Period, plus (b) the sum of the following amounts arrived in calculating Net Income (but without duplication for any items): (i) Interest Charges; (ii) Depreciation, amortization, and other non-cash charges; and (iii) federal, state, and local income Taxes.

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise, or other similar taxes) owing to the Borrower, which meets each of the following requirements:

(a) it is genuine in all respects and has arisen in the ordinary course of the Borrower’s business from (i) the performance of services by the Borrower, which services have been fully performed, acknowledged, and accepted by the Account Debtor or (ii) the sale or lease of Goods by the Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and the Borrower has possession of, or has delivered to the Lender at the Lender’s request, shipping and delivery receipts evidencing such delivery;

(b) it is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim, or Lien;

(c) it is the valid, legally enforceable, and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, set off claims, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance, discount, rebate, or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

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(d) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of Goods or services giving rise to such Account is on letter of credit, banker’s acceptance, or other credit support terms reasonably satisfactory to the Lender;

(e) it is not an Account arising from a “sale on approval,” “sale or return,” “consignment,” “guaranteed sale,” or “bill and hold,” or are subject to any other repurchase or return agreement;

(f) it is not an Account with respect to which possession and/or control of the Goods sold giving rise thereto is held, maintained, or retained by the Borrower (or by any agent or custodian of the Borrower) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(g) it has not arisen out of contracts with the United States or any department, agency, or instrumentality thereof, unless the Borrower has assigned its right to payment of such Account to the Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Lender) of such assignment has been delivered to the Lender, or any state, county, city, or other governmental body, or any department, agency, or instrumentality thereof;

(h) if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(i) if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Lender or, in the case of electronic chattel paper, shall be in the control of the Lender, in each case in a manner satisfactory to the Lender;

(j) such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than 120 days past the original invoice date thereof, in each case according to the original terms of sale;

(k) it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower is exempt from filing such report and has provided the Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower for a nominal fee;

(l) the Account Debtor with respect thereto is not the Borrower or an Affiliate of the Borrower;

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(m) such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the Borrower to the Lender and is not unassignable to the Lender for any other reason;

(n) there is no bankruptcy, insolvency, or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors, or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o) it is not owed by an Account Debtor with respect to which 10% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition; and

(p) it does not violate the negative covenants and does satisfy the affirmative covenants of the Borrower contained in this Agreement, and it is otherwise not unacceptable to the Lender for any other reason.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Lender at any time hereafter determines in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

“Eligible Inventory” shall mean the U.S. dollar value of the Borrower’s Inventory consisting of raw materials and finished goods, which meets each of the following requirements:

(a) it is subject to a perfected, first priority Lien in favor of the Lender and is not subject to any other assignment, claim, or Lien;

(b) it is salable and not slow-moving, obsolete, or discontinued, as determined in the sole and absolute discretion of the Lender;

(c) it is in the possession and control of the Borrower and it is stored and held in facilities owned by the Borrower or, if such facilities are not so owned, the Lender is in possession of a Collateral Access Agreement with respect thereto;

(d) it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. § 215;

(e) it is not subject to any agreement or license which would restrict the Lender’s ability to sell or otherwise Dispose of such Inventory;

(f) it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

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(g) it is not “in transit” to the Borrower or held by the Borrower on consignment;

(h) it is not “work-in-progress” Inventory;

(i) it is not supply items, packaging, displays, floor models, sales demos, or any other similar materials;

(j) it is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(k) it does not breach any of the representations, warranties, or covenants pertaining to Inventory set forth in the Loan Documents; and

(l) the Lender shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity, and/or any other reason whatsoever.

Inventory, which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Eligible Investment Securities” shall mean the following categories of Pledged Securities held in the Pledged Account: commercial paper, United States government securities, Municipal Bonds, Listed Corporate Bonds, or any other securities regularly traded on the NASDAQ, the New York Stock Exchange, or the over-the-counter market which the Lender, in its sole discretion, determines to be of sufficient quality to accept as Collateral and in which only the Lender has a Lien.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus, or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental, or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including those pension, profit-sharing, and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA), or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations, and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control, or cleanup of any Hazardous Substance.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Excess Capital” shall mean, as of any date of determination, calculated on a consolidated basis for the Borrower and its Subsidiaries, the aggregate amount by which their Tangible Assets exceeds the amount of Tangible Assets necessary to show proforma compliance with the financial covenants set forth in Section 10 calculated as of such date, where the analysis supporting such proforma compliance is performed based on the consolidated balance sheet for the Borrower and its Subsidiaries most recently delivered to the Lender in accordance with Section 8.8(a) or (b).

“Excess Capital Certificate” shall mean a certificate in form and substance satisfactory to the Lender and executed by the Borrower’s treasurer or chief financial officer, providing a detailed calculation of Excess Capital as of the date of a proposed Other Investment in accordance with Section 9.3(g) or of a Restricted Payment in accordance with Section 9.6.

“Excluded Swap Obligation” shall mean, with respect to any Obligor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or a Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Obligor or the grant of such security interests becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interests is or becomes illegal.

“Existing Credit Agreement” shall have the meaning set forth in the recitals.

“Existing Revolving Note” shall have the meaning set forth in the recitals.

“Existing Term Note A” shall have the meaning set forth in the recitals.

“Existing Term Note B” shall have the meaning set forth in the recitals.

“Existing Term Note C” shall have the meaning set forth in the recitals.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Fixed Charge Coverage Ratio” means, at any Measurement Date, the ratio, calculated on a consolidated basis for the Borrower and its Subsidiaries, of: (i) the excess of EBITDA for the Measurement Period ending at such date; plus (B) rent expense on operating leases deducted from the Net Income included in the Adjusted Net Income used in calculating such EBITDA; minus (C) the amount of federal, state, and local income Taxes deducted from the Net Income included in Adjusted Net Income used in calculating such EBITDA; minus (D) 50% of the amount of

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Depreciation included in the Adjusted Net Income used in calculating such EBITDA; minus (E) Restricted Payments, including Unfunded Stock Repurchases, paid to holders of the Borrower’s Capital Securities; to (ii) the Interest Charges that were paid in cash during such Measurement Period; plus (A) the principal payments scheduled to have been paid during such Measurement Period; plus (B) the rent expense on operating leases scheduled to have been paid during such Measurement Period.

“Floor” shall mean (a) with respect to Term Loan C, 5.00%; (b) with respect to Term Loan D, 4.50%; and (c) with respect to the Revolving Loans, 4.00%.

“Funded Debt” shall mean, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” shall mean, individually and collectively, Advanced Precision Machining, LLC, a California limited liability company formerly known as Advanced Precision Machining, Inc., a California corporation, and any other Subsidiary of the Borrower that becomes a guarantor by executing a Guaranty or a joinder thereto, and their respective successors and assigns.

“Guaranty” shall have the meaning set forth in Section 3.1 hereof.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas, and mold; (b) any chemicals, materials, pollutant, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, or substance, the exposure to, or release of which is prohibited, limited, or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, the Lender and any parent corporation, Affiliate, or Subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys, and agents, and all of such parties and entities.

“Intangible Assets” means, as of any date of determination, the sum, calculated on a consolidated basis in accordance with GAAP for the Borrower and its Subsidiaries, of: (i) goodwill, organizational expenses, research and development expenses, Intellectual Property,

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covenants not to compete, training costs, and other similar intangibles; (ii) deferred charges or unamortized debt discount and expense other than deferred income taxes; (iii) Investments that are not readily marketable; (iv) any write-up in the book value of any assets resulting from a reevaluation thereof subsequent to the date of the Borrower’s consolidated annual financial statement described in Section 8.8(a); (v) accounts receivable, notes receivable, or other receivables or amounts owed by officers, shareholders, or Affiliates; and (vi) any asset acquired subsequent to the date of this Agreement that the Lender, in its reasonable business judgment, determines to be an intangible asset.

“Intellectual Property” shall mean the collective reference to all rights, priorities, and privileges relating to intellectual property, whether arising under United States, multinational, or foreign laws or otherwise, including copyrights, patents, service marks, and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how, and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges, and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Swap Transaction Documents.

“Inventory” shall have the meaning as set forth in the UCC as amended, changed, or updated from time to time.

“Investments” shall have the meaning set forth in Section 9.3.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Lender, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Lender of a Letter of Credit Agreement.

“Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, the Letter of Credit Agreement in the form being used by the Lender at such time.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Lender, (iii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Lender’s acceptance of a draft drawn on the Lender pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

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“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset, or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge, or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process, or otherwise.

“Listed Corporate Bonds” shall mean corporate bonds quoted on a recognized U.S. bond exchange and rated by Moody’s better than BBB+/Baa1.

“Loan Documents” shall mean each of the agreements, documents, instruments, and certificates set forth in Section 3.1 hereof, plus any Swap Transaction Documents, and any and all such other instruments, documents, certificates, and agreements from time to time executed and delivered by the Borrower, the Guarantor, or any of their Subsidiaries for the benefit of the Lender pursuant to any of the foregoing, and all amendments, restatements, supplements, and other modifications thereto.

“Loans” shall mean, collectively, all Revolving Loans, the Term Loans, and all Letter of Credit Obligations, under and pursuant to this Agreement.

“Mako” shall mean Mako Surgical Corp., a Delaware corporation and a division of Stryker Corp., a Delaware corporation.

“Mako Contract” shall mean the Supply Agreement dated January 6, 2012, between Mako and the Borrower, as amended, restated, or otherwise modified from time to time.

“Margin Stock” shall mean margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or the Guarantor to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect, or enforceability against the Borrower or the Guarantor of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Lender under any Loan Document, or (iv) the rights or remedies of the Lender under any Loan Document.

“Material Contract” shall mean, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $1,000,000 annually or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person. With respect to the Borrower, the Mako Contract constitutes or shall be deemed to constitute a Material Contract.

“Measurement Date” shall mean the last day of each fiscal quarter of the Borrower.

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“Measurement Period” shall mean the trailing four consecutive fiscal quarters of the Borrower ending on and including a Measurement Date.

“Moody’s” shall mean Moody’s Investors Service, Inc., a Delaware corporation, or its successor.

“Municipal Bonds” shall mean bonds issued by municipalities of the United States and rated by Moody’s as Baa or better.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower pursuant to such Asset Disposition net of (i) the direct costs relating to such Disposition (including sales commissions and legal, accounting, and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by the Borrower pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’, and placement fees).

“Net Income” shall mean with respect to the Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, excluding therefrom all non-operating income (including extraordinary, nonrecurring, or unusual gains) and all non-operating losses (including extraordinary, nonrecurring, or unusual losses).

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note, Term Note A, Term Note B, Term Note C, and Term Note D.

“Obligations” shall mean the Loans, as evidenced by any Notes, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, any expenses incurred by the Lender hereunder, and any and all other liabilities and obligations of the Borrower or the Guarantor to the Lender under this Agreement and any other Loan Document, including any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, and all other Bank Product Obligations of the Borrower or the Guarantor owed to the Lender or an Affiliate of the Lender, all in each case howsoever created, arising, or

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evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” shall mean the Borrower, any Subsidiary of the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Organizational Certificates” shall mean, with respect to any Person that is a corporation, limited partnership, or limited liability company, a certificate of the appropriate official(s) of the jurisdiction of organization of such Person and each jurisdiction of foreign qualification in which such Person is required to maintain foreign qualification to lawfully transact business in such jurisdiction, certifying as to (i) the subsistence in good standing of, (ii) the authority to transact business by, and (iii) the payment of taxes by, such Person in such jurisdiction(s).

“Organizational Documents” shall mean (i) with respect to any Person that is a corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any Person that is a limited partnership, the articles of formation and partnership agreement of such limited partnership, (iii) with respect to any Person that is a limited liability company, the articles of organization or certificate of formation and operating agreement or limited liability company agreement of such limited liability company, (iv) with respect to any Person that is a trust, the trust agreement governing such trust, and (iv) with respect to any Person that is a general partnership, the partnership agreement of such general partnership.

“Organizational Identification Number” shall mean, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Other Investment” or “Other Investments” shall have the meaning set forth in Section 9.3(g).

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from the execution, delivery, enforcement, or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Owners” shall mean, collectively, Sean McCaig, an individual, and Yasumi McCaig, an individual.

“PDEX” shall mean PDEX Franklin LLC, a California limited liability company, a Wholly Owned Subsidiary of the Borrower.

“PDEX Building” shall mean the office warehouse purchased by PDEX with the proceeds of the PDEX Loan and leased to the Borrower in accordance with the PDEX Lease.

“PDEX Lease” shall mean a Standard Industrial/Commercial Single Tenant Lease - Net dated November 6, 2020, by and between PDEX, as lessor, and the Borrower, as lessee, pursuant to which the Borrower is leasing the PDEX Building.

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“PDEX Loan” shall mean the term loan in the original principal amount of $5,207,472 made by the Lender to PDEX subject to the terms of the PDEX Loan Agreement.

“PDEX Loan Agreement” shall mean a Loan Agreement dated on or around November 6, 2020, between the Lender and PDEX, as then in effect.

“Permitted Liens” shall mean: (a) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation, and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds, and similar obligations) for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the date hereof and the replacement, extension, or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal, or replacement of the Debt secured thereby (without increase in the amount thereof); (d) attachments, appeal bonds, judgments, and other similar Liens, for sums not exceeding $500,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default under Section 11.9 hereof; (e) easements, rights of way, restrictions, minor defects or irregularities in title, and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (f) subject to the limitation set forth in Section 9.1(h), Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (g) subject to the limitation set forth in Section 9.1(i), Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof, attaches solely to the property so acquired and the proceeds thereof, and does not secure Debt greater than 100% of the purchase price of the property so acquired; and (h) Liens granted to the Lender hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Piper Sandler” shall mean Piper Sandler & Co., a Delaware corporation.

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“Pledged Account” shall mean that certain Account No. T6A-009949 maintained by Borrower with Piper Sandler and pledged to the Lender as collateral for the Obligations.

“Pledged Securities” shall mean the securities owned by the Borrower and held in the Pledged Account.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Lender as its Prime Rate, which is not intended to be the Lender’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Lender. The Lender shall not be obligated to give notice of any change in the Prime Rate.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation, or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Lender or its lending office.

“Reset Date” shall mean the first day of each month following the date hereof, without adjustment for non-Business Days. If the Reset Date is not a U.S. Government Securities Business Day, the rate will be determined as of the first two U.S. Government Securities Business Days preceding the Reset Date.

“Restricted Payment” shall have the definition given to such term in Section 9.6. “Revolving Interest Rate” shall mean the greater of (i) a floating per annum rate of interest equal to SOFR plus 2.50%, and (ii) the Floor.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Lender to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Obligations, or (b) the Borrowing Base Amount minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean $11,000,000.

“Revolving Loan Maturity Date” shall mean December 29, 2027, unless extended by the Lender pursuant to any modification, extension, or renewal note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean a revolving note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lender, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

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“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or its successor.

“SEC” shall mean the Securities and Exchange Commission (or successors thereto or an analogous governmental authority).

“Seller” shall mean Advanced-Precision Machining Holding Company, Inc., a California corporation.

“Senior Cash Flow Leverage Ratio” shall mean, at any Measurement Date, the ratio of (a) the Senior Debt at such date, to (b) EBITDA plus operating lease/rent expense for the Measurement Period ending on such Measurement Date.

“Seller Representative” shall mean Sean McCaig, an individual.

“Senior Debt” shall mean, at any Measurement Date, all Debt of the Borrower and its Subsidiaries other than Subordinated Debt and the PDEX Loan.

“SOFR” shall mean the one-month Term SOFR published by CME Group Benchmarks Administration Limited (or a successor administrator designated by the relevant authority) as reported on the Bloomberg Screen TSFR1M or other similar services selected the Lender for a U.S. Government Securities Business Day.

“Subordinated Debt” shall mean that portion of the Debt of the Borrower which is subordinated to the Obligations in a manner satisfactory to the Lender, including right and time of payment of principal and interest.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures, or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50.00% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company, or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract, or transaction that constitutes a swap, including any and all indebtedness, liabilities, fees, costs, assessments, penalties, losses, obligations, cancellations, buy backs, reversals, terminations, or assignments now existing or hereafter arising, due or to become due, absolute, or contingent, of the Borrower to the Lender under any Swap Transaction or Swap Transaction Documents.

“Swap Transactions” shall mean one or more agreements between the Borrower and the Lender with respect to any interest rate swap, cap, collar, floor, forward, future, or derivative transaction or option, or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial, or pricing risk or value.

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“Swap Transaction Documents” shall mean any and all documents related to any Swap Transactions between the Borrower and the Lender, including the following: 2002 version of the “ISDA” (International Swaps and Derivatives Association, Inc.) Master Agreement, the Schedule to the Master Agreement, any Credit Support Annexes, any Swap Trade Confirmations, Risk Disclosure Statements, Eligible Contract Participant Verification Forms, and all such other related documents as the Lender may require, which in each case must be in form and content, and include such terms and conditions, as required by Lender and/or its legal counsel.

“Tangible Assets” shall mean, as of any date of determination, the sum, calculated on a consolidated basis in accordance with GAAP for the Borrower and its Subsidiaries, of (a) total assets minus (b) Intangible Assets.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges, or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Interest Rate” shall mean: (a) with respect to Term Loan A, 3.84%; (b) with respect to Term Loan B, 3.84%; (c) with respect to Term Loan C, the greater of (i) a floating per annum rate of interest equal to SOFR plus 2.50%, and (ii) the Floor; and (d) with respect to Term Loan D, the greater of (i) a floating per annum rate of interest equal to SOFR plus 2.50%, and (ii) the Floor.

“Term Loan A” shall have the meaning set forth in the recitals.

“Term Loan B” shall have the meaning set forth in the recitals.

“Term Loan C” shall have the meaning set forth in the recitals.

“Term Loan D” shall mean the direct advance made by the Lender to or for the benefit of the Borrower in the form of Term Loan D under and pursuant to this Agreement, as set forth in Section 2.2(j) of this Agreement.

“Term Loan D Commitment” shall mean $6,650,000.

“Term Loan Maturity Date” shall mean: (a) November 1, 2027, for Term Loan A; (b) November 1, 2027, for Term Loan B; (c) August 1, 2029, for Term Loan C; and (d) February 1, 2031, for Term Loan D; unless extended by the Lender pursuant to any modification, extension or renewal.

“Term Loan” or “Term Loans” shall mean, individually or collectively as the context requires, Term Loan A, Term Loan B, Term Loan C, and Term Loan D.

“Term Note A” shall mean a term note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of $7,525,000, maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lender, amending and restating Existing Term Note A in its entirety, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

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“Term Note B” shall mean a term note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of $1,000,000 and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lender, amending and restating Existing Term Note B in its entirety, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

“Term Note C” shall mean a term note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of $5,000,000 and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lender, amending and restating Existing Term Note C in its entirety, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

“Term Note D” shall mean a term note in the form prepared by and acceptable to the Lender, dated as of the date hereof, in the amount of the Term Loan D Commitment and maturing on the Term Loan Maturity Date, duly executed by the Borrower and payable to the order of the Lender, together with any and all renewal, extension, modification, or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Minnesota from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“U.S Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unfunded Stock Repurchases” shall mean the Borrower’s repurchase of its outstanding equity securities not financed with the proceeds of any Term Loan.

“Voidable Transfer” shall have the meaning set forth in Section 14.22 hereof.

“Wholly Owned Subsidiary” shall mean any Subsidiary of which or in which the Borrower owns, directly or indirectly, 100% of the Capital Securities of such Subsidiary.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions

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by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as to equitably reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3 Other Terms Defined in UCC. All capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC (as amended, changed or updated from time to time), to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting and means “including, without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” shall mean “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as

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including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative, and each shall be performed in accordance with its terms.

Section 2. COMMITMENT OF THE LENDER.

2.1	Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated, or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for the purpose of working capital.

(b) Revolving Loan Interest and Payments. The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on March 1, 2026, and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at the Default Rate.

(c)	Revolving Loan Principal Payments.

(i) Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Lender as shall be necessary to eliminate such excess, all without further

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demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

(ii) Optional Prepayments. The Borrower may from time to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Revolving Loans shall include accrued interest on such Revolving Loans to the date of such prepayment.

2.2	Term Loans.

(a) Term Loan A. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender will continue Term Loan A to the Borrower. Term Loan A has been fully advanced, and no additional amounts will be advanced under Term Loan A. The proceeds of Term Loan A were used to finance the repurchase of the Borrower’s Capital Securities in accordance with 10b5-1 plans. Term Loan A may be prepaid in whole or in part at any time without penalty but shall be due in full on the Term Loan Maturity Date, unless the credit extended under Term Loan A is otherwise accelerated, terminated, or extended as provided in this Agreement.

(b) Term Loan A Interest. The principal amount of Term Loan A outstanding from time to time shall bear interest at the applicable Term Interest Rate. Any amount of principal or interest on Term Loan A, which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at the Default Rate.

(c) Term Loan A Principal plus Interest Payments. The outstanding principal balance of Term Loan A shall be repaid in equal installments of principal and interest each in the amount necessary to fully amortize the outstanding principal balance of Term Loan A by the Term Loan Maturity Date, together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan A outstanding as set forth above, beginning on March 1, 2026, and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on Term Note A may not be borrowed again.

(d) Term Loan B. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender will continue Term Loan B to the Borrower. Term Loan B has been fully advanced, and no additional amounts will be advanced under Term Loan B. The proceeds of Term Loan B were used to finance tenants improvements to the PDEX Building and for Capital Expenditures. Term Loan B may be prepaid in whole or in part at any time without penalty but shall be due in full on the Term Loan Maturity Date, unless the credit extended under Term Loan B is otherwise accelerated, terminated, or extended as provided in this Agreement.

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(e) Term Loan B Interest. The principal amount of Term Loan B outstanding from time to time shall bear interest at the applicable Term Interest Rate. Any amount of principal or interest on Term Loan B, which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at the Default Rate.

(f) Term Loan B Principal plus Interest Payments. The outstanding principal balance of Term Loan B shall be repaid in equal installments of principal and interest each in the amount necessary to fully amortize the outstanding principal balance of Term Loan B by the Term Loan Maturity Date, together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan B outstanding as set forth above, beginning on March 1, 2026, and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on Term Note B may not be borrowed again.

(g) Term Loan C. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender will continue Term Loan C to the Borrower. Term Loan C has been fully advanced, and no additional amounts will be advanced under Term Loan C. The proceeds of Term Loan C were used to refinance existing Debt and to finance the repurchase of the Borrower’s Capital Securities in accordance with 10b5-1 plans. Term Loan C may be prepaid in whole or in part at any time without penalty but shall be due in full on the Term Loan Maturity Date, unless the credit extended under Term Loan C is otherwise accelerated, terminated, or extended as provided in this Agreement.

(h) Term Loan C Interest. The principal amount of Term Loan C outstanding from time to time shall bear interest at the applicable Term Interest Rate. Any amount of principal or interest on Term Loan C, which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at the Default Rate.

(i) Term Loan C Principal plus Interest Payments. The outstanding principal balance of Term Loan C shall be repaid in equal installments of principal and interest each in the amount necessary to fully amortize the outstanding principal balance of Term Loan C by the Term Loan Maturity Date, together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan C outstanding as set forth above, beginning on March 1, 2026, and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on Term Note C may not be borrowed again.

(j) Term Loan D Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make a term loan to the Borrower equal to the Term Loan D Commitment (“Term

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Loan D”). Term Loan D shall be available to the Borrower in single principal advance on such date as the conditions set forth in Section 3 shall have been satisfied. Term Loan D shall be used by the Borrower for the Acquisition. Term Loan D may be prepaid in whole or in part at any time without penalty but shall be due in full on the Term Loan Maturity Date, unless the credit extended under Term Loan D is otherwise accelerated, terminated, or extended as provided in this Agreement. Term Loan D shall terminate upon the making of the final Term Loan D advance.

(k) Term Loan D Interest. The principal amount of Term Loan D outstanding from time to time shall bear interest at the applicable Term Interest Rate. Any amount of principal or interest on Term Loan D, which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest payable on demand at the Default Rate.

(l) Term Loan D Principal plus Interest Payments. The outstanding principal balance of Term Loan D shall be repaid in equal principal installments each in the amount necessary to fully amortize the outstanding principal balance of Term Loan D by the Term Loan Maturity Date, together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan D outstanding as set forth above, beginning on March 1, 2026, and continuing on the first day of each month thereafter, with a final payment of all outstanding principal and accrued interest due on the Term Loan Maturity Date. Principal amounts repaid on Term Note D may not be borrowed again.

(m) Term Loan Mandatory Prepayment. The Borrower shall make a prepayment of the outstanding principal amount of Term Loan A, Term Loan B, Term Loan C, or Term Loan D, in that order, until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i) Concurrently with the receipt by the Borrower or by any Subsidiary of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii) Concurrently with the receipt by the Borrower of any Net Cash Proceeds from any issuance of Capital Securities (excluding (A) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan, or compensation program, and (B) any issuance by a Subsidiary to the Borrower or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds.

(n)	Term Loan Optional Prepayments.

(i) Provided that no Event of Default then exists under this Agreement or the Loans, the Borrower may voluntarily prepay the principal balance of any Term Loan, in whole or in part, at any time on or after the date hereof, subject to the following conditions:

(A) Not less than three days prior to the date upon which the Borrower desires to make such prepayment, the Borrower shall deliver to

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the Lender written notice of its intention to prepay a Term Loan, which notice shall be irrevocable and state the prepayment amount and the prepayment date;

(B) The Borrower shall pay to the Lender all accrued and unpaid interest on such Term Loan through the date of such prepayment on the principal balance being prepaid. Each prepayment of such Term Loan shall be applied to the scheduled installments of such Term Loan in inverse order of maturity.

(C) Notwithstanding the forgoing, if any Term Loan is subject to a Bank Product Agreement (i.e. Swap Transaction Documents), in whole or in part, it is expressly understood by the Borrower that such a prepayment may cause breakage, termination, or like fees to be due under the terms of the Bank Product Agreement, all of which will be due at the time of any prepayment. Accordingly, the Borrower should consult the terms of the Bank Product Agreements and other disclosures provided therewith for determination of fees or penalties which may be associated with such a prepayment.

2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.4 Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Lender of a Letter of Credit Agreement in form and substance acceptable to the Lender (together with all amendments, modifications and restatements thereof, the “Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Lender, in its sole and absolute discretion, of a Letter of Credit Agreement, the Lender agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Lender and otherwise in form and substance acceptable to the Lender, from time to time during the term of this Agreement. The amount of any payments made by the Lender with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Lender upon the earlier of (i) the Lender’s demand for repayment, or (ii) five days from the date of such payment to such beneficiary by the Lender, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by

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the Lender to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Lender, all Letter of Credit Obligations shall be converted to Revolving Loans at a rate of interest determined by Lender in its sole discretion, all without demand, presentment, protest, or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

2.5	Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

2.6	Lack of Availability of SOFR; Hold Harmless.

(a) If, on or prior to any Reset Date, Lender determines (which determination shall be conclusive and binding absent manifest error) that SOFR cannot be determined pursuant to the definition thereof, Lender will promptly so notify the Borrower.

(b) Upon notice thereof by Lender to Borrower, any obligation of Lender to make Loans advances at an interest rate benchmarked based upon SOFR, and any right of the Borrower to continue to obtain SOFR advances, shall be suspended (to the extent of the affected SOFR advances or affected Reset Dates) until Lender revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR advances (to the extent of the affected Loan advances or affected Reset Date) or, failing that, Borrower will be deemed to have converted any such request into a request for an advance of or conversion to SOFR advances in the amount specified therein and (ii) any outstanding affected SOFR advances will be deemed to have been converted into Prime Rate advances at the next Reset Date. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required. If Lender determines (which determination shall be conclusive and binding absent manifest error) that SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on Loans, otherwise subject to SOFR, shall be subject to the Prime Rate as determined by Lender until Lender revokes such determination.

(c) Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, SOFR, or any component definition thereof

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or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Prime Rate, SOFR, or any other benchmark rate prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of Prime Rate, or SOFR, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Lender may select information sources or services in its reasonable discretion to ascertain Prime Rate or SOFR, or any other benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.7 All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower and shall be secured by Lender’s priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to the Lender.

Section 3. CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Lender shall not be required to disburse, make, or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1 Loan Documents. The Borrower shall have failed to execute and deliver to the Lender any of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance, and execution:

(a) Credit Agreement. A copy of this Agreement duly executed by the Borrower.

(b) Revolving Note. A Revolving Note duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(c) Term Note A. Term Note A duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(d) Term Note B. Term Note B duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(e) Term Note C. Term Note C duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

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(f) Term Note D. Term Note D duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(g) Guaranty. A Continuing Unconditional Guaranty dated as of the date of this Agreement, executed by the Guarantor to and for the benefit of the Lender, in the form prepared by and acceptable to the Lender (each, a “Guaranty,” and if more than one, then collectively, the “Guaranties”).

(h) Pledge Agreement. A Pledge Agreement dated as of the date of this Agreement, executed by the Borrower, in the form prepared by and acceptable to the Lender.

(i) Pledged Account Control Agreement. A Notice to Securities Intermediary and Control Agreement dated as of the date of this Agreement, executed by the Borrower and Piper Sandler, in a form prepared by Piper Sandler and reasonably acceptable to the Lender.

(j) Deposit Account Control Agreement. A Deposit Account Control Agreement dated as of the date of this Agreement, executed by the Borrower and Columbia Bank, in a form prepared by Columbia Bank and reasonably acceptable to the Lender.

(k) Membership Interest Pledge Agreement. A Membership Interest Pledge Agreement dated as of the date of this Agreement, executed by the Borrower, and consented to by the Guarantor, in the form prepared by and acceptable to the Lender.

(l) Security Agreement. A Security Agreement dated as of the date of this Agreement, executed by the Guarantor, in the form prepared by and acceptable to the Lender.

(m) Patent, Copyright, License, and Trademark Security Agreement - Borrower. A Patent, Copyright, License, and Trademark Security Agreement dated as of the date of this Agreement, executed by the Borrower, in the form prepared by and acceptable to the Lender.

(n) Patent, Copyright, License, and Trademark Security Agreement - Guarantor. A Patent, Copyright, License, and Trademark Security Agreement dated as of the date of this Agreement, executed by the Guarantor, in the form prepared by and acceptable to the Lender.

(o) Subordination Agreement. A Subordination Agreement dated as of the date of this Agreement, from the Seller and the Owners, in the form prepared by and acceptable to the Lender.

(p) Collateral Access Agreement. A Collateral Access Agreement dated as of the date of this Agreement, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral owned by Guarantor is stored or otherwise located, in a form reasonably acceptable to the Lender.

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(q) Acquisition Documents. Acquisition Documents dated as of the date of this Agreement, duly executed by the Borrower, Seller, Owners, and Seller Representative, in forms reasonably acceptable to the Lender.

(r) Borrowing Base Certificate. A Borrowing Base Certificate in the form required by the Lender, certified as accurate by the Borrower and acceptable to the Lender in its sole discretion.

(s) Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name the Borrower, Seller, and Owners, under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Lender may reasonably request.

(t) Organizational and Authorization Document. Copies of (i) the Organizational Documents of the Borrower; (ii) resolutions for the Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents and the Acquisition Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates for the Borrower, for any Person executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) Organizational Certificate of the Borrower and in each other state requested by the Lender.

(u) Organizational and Authorization Document. Copies of (i) the Organizational Documents of the Guarantor; (ii) resolutions for the Guarantor approving and authorizing such Person’s execution, delivery and performance of the Loan Documents and the Acquisition Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates for the Guarantor, for any Person executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Guarantor of any changes therein; and (iv) Organizational Certificate of the Guarantor and in each other state requested by the Lender.

(v) Organizational and Authorization Document. Copies of (i) the Organizational Documents of the Seller; (ii) resolutions for the Seller approving and authorizing such Person’s execution, delivery and performance of the Acquisition Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates for the Seller, for any Person executing any of the Acquisition Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may

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conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) Organizational Certificate of the Seller and in each other state requested by the Lender.

(w) Beneficial Ownership. If Borrower or the Guarantor qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, as amended from time to time, a Beneficial Ownership Certification in relation to the Borrower and the Guarantor;

(x) Insurance. Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that the Lender has been named as a lender’s loss payee and as an additional insured on all related insurance policies.

(y) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

3.2 Acquisition. The Borrower shall have consummated (or contemporaneously with the extension of Term Loan D shall consummate) the Acquisition in accordance with the terms of the Acquisition Documents.

3.3 Leverage; Liquidity. After giving pro forma effect to the consummation of the Acquisition and the incurrence of Term Loan D and other Indebtedness to be incurred by the Borrower on the date hereof, (a) the Senior Cash Flow Leverage Ratio as of the date hereof shall not be greater than 2.50 to 1.00, and (c) the Fixed Charge Coverage Ratio as of the date hereof shall not be less than 1.15 to 1.00.

3.4 Event of Default. Any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

3.5 Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon the Borrower.

3.6 Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which has a Material Adverse Effect upon the Borrower.

3.7 Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.8 Origination Fees. The Borrower shall have failed to pay to the Lender an origination fee in the amount of $16,625 with respect to Term Loan D and an extension fee of $15,000 with respect to the Revolving Loan.

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Section 4. NOTES EVIDENCING LOANS.

4.1 Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder, or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

4.2 Term Notes. Term Loan A shall be evidenced by Term Note A. Term Loan B shall be evidenced by Term Note B. Term Loan C shall be evidenced by Term Note C. Term Loan D shall be evidenced by Term Note D. At the time of the disbursement of any Term Loan, or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of such Term Loan, (ii) any accrued and unpaid interest owing on such Term Loan, and (iii) all amounts repaid on such Term Loan. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Term Notes to repay the principal amounts of any Term Loan, together with all interest accruing thereon.

Section 5. MANNER OF BORROWING.

5.1 Borrowing Procedures. Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Lender in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing. A request for a direct advance must be received by the Lender no later than 11:00 a.m. Minneapolis, Minnesota time, on the day it is to be funded. The proceeds of each direct advance shall be made available at the office of the Lender by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Lender. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Lender and does hereby indemnify the Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Lender harmless with respect thereto.

5.2 Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Lender or otherwise payable pursuant to the Letter of Credit Agreement. In addition to the foregoing, all standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual issuance fee equal to 1.50% of the face amount of such standby Letter of Credit, payable by the Borrower quarterly, in arrears, until (i) such Letter of Credit has expired or has been returned to the Lender, or (ii) the Lender has paid the beneficiary thereunder the full face amount of such Letter of Credit.

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5.3 Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Lender, at the Lender’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

5.4 Discretionary Disbursements. The Lender, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees (including reasonable attorneys’ fees incurred by Lender), costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Lender.

Section 6. SECURITY FOR THE OBLIGATIONS.

6.1 Security for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Lender and does hereby grant to the Lender a continuing and unconditional first priority security interest in and to any and all property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Lender or any agent or bailee for the Lender or any parent, Affiliate or Subsidiary of the Lender or any participant with the Lender in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts and all Goods whose Disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii) All Inventory, including raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

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(iv) All Software and computer programs;

(v) All Securities, Investment Property, Financial Assets, and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims, and General Intangibles, including Payment Intangibles; and

(vii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

6.2 Other Collateral. In addition, the Obligations are also secured by, without limitation: (i) a Patent, Copyright, License, and Trademark Security Agreement dated as of the date hereof, executed by the Borrower in favor of the Lender; (ii) a Patent, Copyright, License, and Trademark Security Agreement dated as of the date hereof, executed by the Guarantor in favor of the Lender; (iii) a Membership Interest Pledge Agreement dated as of the date hereof, executed by the Borrower and consented by the Guarantor, in favor of the Lender; (iv) a Pledge Agreement dated as of the date hereof, executed by the Borrower and the Lender; (v) a Security Agreement dated as of the date hereof, executed by the Guarantor in favor of the Lender; and (vi) a Collateral Assignment of Undertakings dated as of the date hereof, executed by the Borrower in favor of the Lender.

6.3 Possession of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities, and other Collateral required to be delivered to the Lender pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Lender to retain the Collateral for any of the other Obligations.

6.4 Financing Statements. The Borrower shall, at the Lender’s request, at any time and from time to time, execute and deliver to the Lender such financing statements, amendments and other documents and do such acts as the Lender deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the

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jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Lender promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Lender in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Lender’s security interests in the Collateral.

6.5 Additional Collateral. The Borrower shall deliver to the Lender immediately upon its demand, such other collateral as the Lender may from time to time request, should the value of the Collateral, in the Lender’s sole and absolute discretion, decline, deteriorate, depreciate or become impaired, and does hereby grant to the Lender a continuing security interest in such other collateral, which, when pledged, assigned and transferred to the Lender shall be and become part of the Collateral. The Lender’s security interests in all of the foregoing Collateral shall be valid, complete, and perfected whether or not covered by a specific assignment.

6.6 Preservation of the Collateral. The Lender may, but is not required, to take such actions from time to time as the Lender deems appropriate to maintain or protect the Collateral. The Lender shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lender’s status as a secured party, but the failure of the Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (ii) not extend to matters beyond the control of the Lender, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Lender in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lender that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization, or other exchanges, tender offers, and voting rights), and the Borrower agrees that the Lender shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7 Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Lender to ensure the attachment, perfection and first priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral including (a) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or

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priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrower further agrees to indemnify and hold the Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.8 Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lender thereof, and shall promptly obtain a Collateral Access Agreement. The Lender agrees that the Lender shall not give any instructions under any such Collateral Access Agreement unless an Event of Default has occurred and is continuing or would occur, or could reasonably be expected to occur, after taking into account any action by the Borrower with respect to the warehouseman or bailee.

6.9 Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

6.10 Commercial Tort Claims. If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Lender in writing signed by the Borrower of the details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Lender, and shall execute any amendments hereto deemed reasonably necessary by the Lender to perfect its security interest in such Commercial Tort Claim.

6.11 Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not

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result in the Lender’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

6.12 Post-Closing Items. As soon as is reasonably practical, but in any event, no later than 30 days after the date hereof (subject to unilateral extension by the Lender, in its sole discretion), a Collateral Access Agreement, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral owned by Borrower is stored or otherwise located, in a form reasonably acceptable to the Lender.

Section 7. REPRESENTATIONS AND WARRANTIES. To induce the Lender to make the Loans, the Borrower makes the following representations and warranties to the Lender, each of which shall survive the execution and delivery of this Agreement:

7.1 Borrower Organization and Name. The Borrower is duly organized, existing and in good standing under the laws of the state reflected in its Organizational Documents, with full and adequate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five years conducted, business under any other name or trade name.

7.2 Authorization. The Borrower has full right, power, and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate, or contravene any provision of law or of the Organizational Documents or Organizational Certificates of the Borrower. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3 Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4 Consent; Absence of Breach. To the best of Borrower’s knowledge, the execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation,

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order, writ, injunction or decree of any court or governmental authority, (ii) the Organizational Documents of the Borrower, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of their properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Lender created pursuant to this Agreement.

7.5 Ownership of Properties; Liens. The Borrower is the sole owner all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6 Equity Ownership. All issued and outstanding Capital Securities of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Lender, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower and each of its Subsidiaries.

7.7 Intellectual Property. The Borrower and the Guarantor owns and possesses or has a license or other right to use all its Intellectual Property, as are necessary for the conduct of the businesses of the Borrower or the Guarantor, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower or the Guarantor, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower or the Guarantor know of any valid basis for any such claim.

7.8 Financial Statements. All financial statements submitted to the Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Lender, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

7.9 Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition, or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect upon the Borrower, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 8.8(b) and not permitted by Section 9.1.

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7.10 Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party, the effect of which would have a Material Adverse Effect upon the Borrower.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation, or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default, except as set forth in Schedule 7.11.

7.12 Environmental Laws and Hazardous Substances. The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances. The Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Substances. The Borrower further agrees to allow the Lender or its agent access to the properties of the Borrower and its Subsidiaries to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Lender that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13 Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the Acquisition, the issuance of each Letter of Credit, and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be

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required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14 ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15 Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or threatened before any governmental authority.

7.16 Security Interest. This Agreement creates a valid security interest in favor of the Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lender or delivery of such Collateral to the Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral.

7.17 Lending Relationship. The relationship hereby created between the Borrower and the Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Lender represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans, and (ii) do not, and when disbursed shall not, violate the provisions of the Minnesota usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

7.19 Taxes. The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with

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GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending or threatened in respect of any tax returns of the Borrower. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20 Compliance with Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend to others for the purpose of purchasing or carrying any Margin Stock.

7.21 Governmental Regulation. The Borrower and its Subsidiaries, including the Guarantor, are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995, the Investment Company Act of 1940, or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22 Bank Accounts. All Deposit Accounts and operating bank accounts of the Borrower and its Subsidiaries are located at the Lender and the Borrower has no other Deposit Accounts except those listed on Schedule 7.22 attached hereto.

7.23 Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrower shall promptly notify the Lender of any change in such locations. The Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Lender, except for Inventory sold in the usual and ordinary course of the Borrower’s business.

7.24 Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25 Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Lender. The Obligations

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constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. The Borrower acknowledges that the Lender is entering into this Agreement and is making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this section.

7.26 Internal Controls. From and after the closing of an initial public offering of the capital stock of the Borrower:

(a) The Borrower has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the U.S. Securities Exchange Act or 1934, as amended (the “Exchange Act”)), which (i) are designed to ensure that material information relating to the Borrower is made known to the Borrower’s principal executive officer and its principal financial offer or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as a date within 90 days prior to the filing of the Borrower’s most recent annual or quarterly report filed with the Securities Exchange Commission; and (iii) are effective in all material respects to perform he functions for which they were established;

(b) Based on the evaluation of its disclosure controls and procedures, the Borrower is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Borrower’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls; and

(c) Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

7.27 Supplier, Customer, Client, and Agent Relations. As of the date hereof, there exists no condition or state of facts or circumstances relating to the Acquisition (including the failure to obtain any required consent to the Acquisition) that would reasonably be expected to prevent the Borrower or the Guarantor from conducting business with any supplier, vendor, customer, client, agent, or other contractual counterparty of the Borrower or the Guarantor in substantially the same manner as previously conducted by the Borrower or the Guarantor immediately prior to the date hereof.

7.28 Material Contracts. Neither the Borrower nor any of its Subsidiaries (a) is in breach or in default in any material respect under any Material Contract to which any is a party, or (b) have received any notice of the intention of any other party to a Material Contract to terminate such Material Contract.

Section 8. AFFIRMATIVE COVENANTS.

8.1 Compliance with Bank Regulatory Requirements; Increased Costs. If the Lender shall reasonably determine that any Regulatory Change, or compliance by the Lender or any

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Person controlling the Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Lender’s or such controlling Person’s capital as a consequence of the Lender’s obligations hereunder or under any Letter of Credit to a level below that which the Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Lender or such controlling Person such additional amount as will compensate the Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which the Lender first made demand therefor.

8.2 Borrower Existence. The Borrower shall at all times preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which the Borrower is presently conducting. If the Borrower does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Lender of such Organizational Identification Number.

8.3 Compliance With Laws. The Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended, and (d) comply, and cause each Subsidiary to comply with the USA Patriot Act of 2001 and the Corporate Transparency Act of 2024, as amended.

8.4 Payment of Taxes and Liabilities. The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall

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set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5 Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Lender to examine and inspect such plant, properties and Equipment, including any Collateral, at all reasonable times.

8.6 Maintain Insurance. The Borrower shall at all times maintain, and cause each Subsidiary to maintain, with insurance companies reasonably acceptable to the Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lender. The Borrower shall furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Lender. The Borrower shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as “Lender’s Loss Payable” with respect to each policy of property insurance and “Certificate Holder” and “Additional Insured” with respect to each policy of casualty insurance and (ii) providing that 30 days’ notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. If insured via separate policy and not endorsement, Borrower shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Borrower.

In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this section. If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

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8.7 ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Lender immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8 Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations, and financial condition of the Borrower, including:

(a) promptly when available, and in any event, within 90 days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower and its Subsidiaries, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Lender; and

(b) promptly when available, and in any event, within 45 days following the end of each fiscal quarter, a copy of the consolidated and consolidating financial statements of the Borrower and its Subsidiaries regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as the Lender may reasonably request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer. No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender. The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Lender shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

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8.9 Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Lender copies of interim and supplemental reports, if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

8.10 Borrowing Base Certificate. The Borrower shall, within 30 days after the end of each month, deliver to the Lender a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of the Borrower and acceptable to the Lender in its sole and absolute discretion, provided, however, at any time an Event of Default exists, the Lender may require the Borrower to deliver Borrowing Base Certificates more frequently.

8.11 Aged Accounts Schedule. The Borrower shall, within 30 days after the end of each month, deliver to the Lender an aged schedule of the Accounts of the Borrower, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days, and (d) more than 90 days, and certified as accurate by the Borrower’s treasurer or chief financial officer.

8.12 Mako Contract. The Borrower shall, not later than January 31st and July 31st of each year, commencing on July 31, 2026, deliver to the Lender a certificate in form and substance satisfactory to the Lender that the Borrower was in full compliance with the Mako Contract for the six-month periods ending on December 31st and June 30th immediately preceding such dates of delivery.

8.13 Inventory Reports. The Borrower shall, within 30 days after the end of each month, deliver to the Lender an inventory report, certified as accurate by the Borrower’s treasurer or chief financial officer, and within such time as the Lender may specify, such other schedules and reports as the Lender may require.

8.14 Brokerage Statement. The Borrower shall, within 30 days after the end of each month, deliver to the Lender a true, complete, and correct copy of the brokerage statement for the Pledged Account.

8.15 Projected Financial Statements. The Borrower shall, within 30 days after the end of each fiscal year, deliver to the Lender projections for the Borrower’s next fiscal year in a form acceptable to the Lender and certified as having been prepared in good faith and representing the most probable course of the Borrower’s business for such fiscal year by the Borrower’s treasurer or chief financial officer.

8.16 Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 8.8(b), deliver to the Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and confirming that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

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8.17 Field Audits. The Borrower shall permit the Lender to inspect the Collateral including Inventory, other Tangible Assets and/or other business operations of the Borrower and each Subsidiary, to perform appraisals of the Equipment of the Borrower and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to the Lender in the Lender’s sole and absolute discretion. All such inspections or audits by the Lender shall be binding on the Borrower and be at the Borrower’s sole expense, provided, however, that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Lender for inspections or audits more frequently than once each fiscal year.

8.18 Acquisition Documents. The Borrower shall promptly deliver to the Lender copies of all proposed amendments or modifications to any Acquisition Documents and all material notices (including notices in respect of defaults) and reports delivered by the Borrower or any of its Subsidiaries or any other Person in connection with the Acquisition Documents.

8.19 Other Reports. The Borrower shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may require.

8.20 Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lender’s Lien in the Collateral.

8.21 Intellectual Property. The Borrower shall maintain, preserve, and renew, and shall cause the Guarantor to maintain, preserve, and renew, all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

8.22 Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Lender of any litigation, arbitration, or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.23 Notice of Filings. The Borrower, promptly after the same are sent, deliver to the Lender copies of all proxy statements, financial statements, and reports that the Borrower sends to any holder of the Borrower’s Capital Securities and copies of all reports and registration statements that the Borrower files with the SEC or any national securities exchange.

8.24 Material Contracts. The Borrower, promptly upon receipt of the same, shall deliver to the Lender (i) copies of all notices, requests, and other documents received by the Borrower or any of its Subsidiaries under or in connection with any Material Contract or instrument, indenture, or loan agreement related to any breach or default by any party thereto or any other event that could materially impact the value of the interests or rights of the Borrower or any of its Subsidiaries thereunder or otherwise have a Material Adverse Effect, and (ii) such information and reports

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regarding any Material Contract and such instruments, indentures, or loan agreements as the Lender may reasonably request from time to time.

8.25 Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the commencement thereof, give notice to the Lender in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.26 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply with any federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.27 Further Assurances. The Borrower shall take, and cause each Subsidiary to take, such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and its Subsidiaries, in each case as the Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.28 Errors and Omissions. The Borrower agrees, if requested by Lender, in consideration of Lender agreeing to enter into this Agreement and make Loan advances, to fully cooperate with the correction of any Loan Documents, related documents, or issues related to the perfection of the Lender’s security interest.

8.29 Performance of Material Contracts. The Borrower shall, and shall cause each of its Subsidiaries, to: perform and observe all the terms and provisions of each Material Contract to be performed or observed by the Borrower or any of its Subsidiaries thereunder; maintain each Material Contract to which it is a party in full force and effect; enforce each Material Contract to which it is a party in accordance with its terms; and take all actions to such ends as may from time to time be reasonably required. Upon the request of the Lender, the Borrower shall, and shall cause each of its Subsidiaries to, make to each other party to a Material Contract such demands and requests for information and reports as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract.

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8.30 Late Payment Fee. If any payment due under this Agreement is late, Lender may assess a late payment fee equal to 5% of the amount of the payment missed.

8.31 Non-Utilization Fee. The Borrower agrees to pay to the Lender a non-utilization fee equal to 0.15% of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of all Revolving Loans outstanding, plus (ii) the daily average of the aggregate amount of the Letter of Credit Obligations, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2026, and on the Revolving Loan Maturity Date

8.32 Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

Section 9. NEGATIVE COVENANTS.

9.1 Debt. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety, or otherwise, for any debt or obligation of any other Person, except:

(a) the Obligations under this Agreement and the other Loan Documents or other obligations to the Lender;

(b) obligations of the Borrower or any Subsidiary for Taxes or other governmental charges;

(c) obligations of the Borrower or any Subsidiary for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d) Debt of the Borrower owed to any of its Subsidiaries;

(e) Debt of any Subsidiaries owed to the Borrower;

(f) Subordinated Debt;

(g) Bank Product Obligations under a Swap Transaction Documents incurred in favor of the Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(h) Capitalized Lease Obligations, provided that the aggregate amount of all such Debt outstanding at any time shall not exceed $500,000 in the aggregate (excluding

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Capitalized Lease Obligations of the Guarantor assumed by the Borrower in accordance with the Acquisition Documents):

(i) Debt for Capital Expenditures incurred after the date of this Agreement not to exceed $500,000 in the aggregate at any time;

(j) Debt described on Schedule 9.1 and any extension, renewal, or refinancing thereof so long as the principal amount thereof is not increased;

(k) other unsecured Debt, in addition to the Debt listed above, in an aggregate amount outstanding at any time not to exceed $500,000 in the aggregate at any time.

9.2 Encumbrances. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, create, assume, incur, or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower or such Subsidiary, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3 Investments. The Borrower shall not, and shall not permit any Subsidiary to, either directly or indirectly, make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold, or acquire any Capital Securities, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, collectively, “Investments”), except:

(a)	Investments in Cash Equivalents;

(b) loans and advances to officers, directors, or employees of Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment, and relocation expenses) in an aggregate amount not to exceed $500,000 at any time outstanding;

(c) Investments by any Subsidiary of the Borrower in the Borrower or the Guarantor;

(d) extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security, or other asset acquired through bona fide collection efforts with respect to the same);

(e)	Eligible Investment Securities held in the Pledged Account;

(f)	Investments listed on Schedule 9.3 as of the date hereof; and

(g) Only so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower may make other Investments not otherwise permitted by this Section 9.3 (each, an “Other Investment,” and collectively, “Other Investments”), provided, that (A) the Borrower shall provide the Lender with a schedule of each Other Investment with a value (valued at cost) in excess of $500,000 attached to each Borrowing Base Certificate delivered in accordance with Section 8.10; and (b) if at any time the aggregate amount (valued at cost) of Other Investments made by the Borrower

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and the Guarantor on a consolidated basis on or after the date hereof exceeds $500,000, the amount of any additional Other Investments permitted in accordance with this Section 9.3(g) shall be limited to the amount of Excess Capital as calculated on a proforma basis as set forth on an Excess Capital Certificate delivered to the Lender prior to the making of any such Other Investment.

9.4 Transfer; Merger. The Borrower shall not, and shall not permit any Subsidiary to, whether in one transaction or a series of related transactions, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease, or assignment of or by any Wholly-Owned Subsidiary into the Borrower or into any other domestic Wholly-Owned Subsidiary; and (ii) any such purchase or other acquisition by the Borrower or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary.

9.5 Sale-Leasebacks; Subsidiaries; New Business. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any sale and leaseback transaction with respect to any of its properties or create any Subsidiary, or manufacture any goods, render any services, or otherwise enter into any business which is not substantially similar to that existing on the date hereof.

9.6 Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary to, (a) declare or pay any dividend on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Capital Securities of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or otherwise, to any holders of any of their Capital Securities (collectively, “Restricted Payments”), provided that: (i) the Borrower’s use of the proceeds of Term Loan A or Term Loan C to repurchase its outstanding Capital Securities in accordance with a repurchase program approved by the board of directors of the Borrower is not a Restricted Payment; (ii) any Subsidiary of the Borrower may make a Restricted Payment to the Borrower; (iii) the Borrower may make Restricted Payments with respect to its Capital Securities if payable solely in its Capital Securities; and (iv) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower may make Restricted Payments, provided that such Restricted Payments shall be limited to the amount of Excess Capital as calculated on a proforma basis as set forth on an Excess Capital Certificate delivered to the Lender prior to the making of any such Restricted Payment.

9.7 Transactions with Affiliates. Other than the PDEX Lease, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer, or employee of the Borrower or such Subsidiary other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower or such Subsidiary and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

9.8 Unconditional Purchase Obligations. The Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or

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other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9 Cancellation of Debt. The Borrower shall not, and shall not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

9.10 Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower or any Subsidiary from granting to the Lender a Lien on any of its assets, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) make Restricted Payments to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities.

9.12 Sanctions; Anti-Corruption Use of Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions, or (ii) in any other manner that would result in a violation of any sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as lender, underwriter, advisor, investor, or otherwise).

9.13 Bank Accounts. The Borrower shall not, and shall not permit any Subsidiary to, establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with the Lender without the prior written consent of the Lender.

9.14 Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization,

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its jurisdiction of organization or other legal structure, or (b) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lender.

9.15 Amendments of Organizational Documents or Material Contracts. The Borrower shall not, and shall not permit any of its Subsidiaries, to amend, restate, supplement, or otherwise modify its Organizational Documents or any Material Contract, in each case, in any respect materially adverse to the interests of the Lender, without the prior written consent of the Lender.

9.16 Fiscal Year. The Borrower shall not change the end of the Borrower’s fiscal year to a date other than June 30th.

9.17 Dispositions. The Borrower shall not, and shall not permit the Guarantor to, Dispose of any of its or the Guarantor’s property, whether now owned or hereafter acquired, or issue or sell any Capital Securities of the Borrower or the Guarantor to any Person, except:

(a) the Disposition of machinery and equipment no longer used or useful in the business of the Borrower or the Guarantor;

(b) the Disposition of obsolete or worn-out property of the Borrower or the Guarantor in the ordinary course of its business;

(c) the sale or lease of inventory for fair market value in the ordinary course of business of the Borrower or the Guarantor;

(d) the sale of Pledged Securities for fair market value in the ordinary course of business of the Borrower; and

(e) other Dispositions of property that yield gross proceeds to the Borrower or the Guarantor (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) less than or equal to $500,000.

Section 10. FINANCIAL COVENANTS.

10.1 Fixed Charge Coverage Ratio. As of each Measurement Date, for the Measurement Period ending on such Measurement Date, the Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00. Beginning on the Measurement Date ending on September 30, 2026, for the Measurement Period ending on such Measurement Date, and as of each Measurement Date thereafter, the Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

10.2 Senior Cash Flow Leverage Ratio. As of each Measurement Date, for the Measurement Period ending on such Measurement Date, the Borrower and its Subsidiaries shall maintain a Senior Cash Flow Leverage Ratio of not more than 2.50 to 1.00.

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Section 11. EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1 Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations is not paid within five days after the due date.

11.2 Misrepresentation. Any oral or written warranty, representation, certificate, or statement of any Obligor in this Agreement, the other Loan Documents, or any other agreement with the Lender shall be false in any material respect when made or deemed made, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of any Obligor shall prove to be false, inaccurate, or misleading in any material respect.

11.3 Certain Affirmative Covenants; Negative Covenants. The Borrower or the Guarantor fails to perform or observe any covenant, term, condition, or agreement contained in Sections 8.1, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.13, 8.14, 8.17, 8.18, 8.19, 8.22, 8.24, 8.25, or Section 9.

11.4 Nonperformance. Any failure to perform or default in the performance of any covenant, condition, or agreement contained in this Agreement or any other Loan Documents (other than Events of Default provided in this Section 11) and, if capable of being cured, such failure to perform or default in performance continues for a period of 30 days after the Borrower receives notice or knowledge from any source of such failure to perform or default in performance; provided, however, that if such failure to perform or default in performance cannot reasonably be cured within such 30-day period, and the Borrower commences the cure thereof within such 30-day period and prosecutes diligently, continuously, and in good faith, the 30-day period will be extended by the period of time reasonably required to cure the default, not to exceed an additional 60 days.

11.5 Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions, and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.6 Default under Other Debt. Any default by any Obligor in the payment of any Debt in excess of $500,000 for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition, or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.7 Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

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11.8 Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for 60 days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.9 Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor, (a) which judgment or other process is in an amount in excess of $500,000 (not fully paid by insurance proceeds or covered by the relevant insurance provider in a written acknowledgment of coverage), or (b) such judgment or other process shall not have been, within 60 days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated, or (iii) discharged.

11.10	Change in Control. The occurrence of any Change in Control.

11.11 Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations and such judgment or other process shall not have been, within 30 days from the entry thereof, (i) bonded over to the satisfaction of the Lender and appealed, (ii) vacated, or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Lender acting in good faith, to become unsatisfactory as to value or character, or which causes the Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline, or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed reasonably necessary by the Lender to preserve and maintain the value and collectability of the Collateral.

11.12 Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

11.13 Guaranty. There is a discontinuance by the Guarantor of the Guaranty or the Guarantor shall contest the validity of such Guaranty.

11.14 Subordinated Debt. The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect. The Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding,

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the validity or enforceability of the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

11.15 Mako Contract. The Mako Contract shall expire or be terminated for any reason.

Section 12. REMEDIES.

Upon the occurrence of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.8, all commitments of the Lender to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of the Borrower, the Guarantor, or any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1 Possession and Assembly of Collateral. The Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise Disposed of and the Lender shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Lender. At the Lender’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Borrower.

12.2 Sale of Collateral. The Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Lender may deem proper, and the Lender may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Lender may be unable to affect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the

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payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended Disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender at least 10 calendar days before the date of such Disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels, or portions, or as an entirety, as the Lender shall deem appropriate. The Borrower expressly absolves the Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement. The Lender is granted a license or other right to use, without charge, all of the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral or any other property of the Borrower, in storing, removing, transporting, manufacturing, advertising, selling or otherwise using the Collateral, and the Borrower’s rights in and under such property will inure to the Lender’s benefit.

12.3 Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for Disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for Disposition, (b) to fail to obtain third party consents for access to Collateral to be Disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or Disposition of Collateral to be collected or Disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise Dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the Disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to Dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to Dispose of assets in wholesale rather than retail markets, (j) to disclaim Disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or Disposition of Collateral or to provide to the Lender a guaranteed return from the collection or Disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or Disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the

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Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4 UCC and Setoff Rights. The Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Lender may, from time to time, elect, any indebtedness of the Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Lender. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Lender to any Obligor. Further, upon or after the occurrence and during the continuation of any Event of Default, the Lender is authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not the Lender has made any demand under this Agreement or the other Loan Documents and although such Obligations may be unmatured. The rights of the Lender under this section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

12.5	Additional Remedies. The Lender shall have the right and power to:

(a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

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(d) extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e) grant releases, compromises, or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Lender or the Lender’s nominee without disclosing, if the Lender so desires, that such securities so transferred are subject to the security interest of the Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)	vote the Collateral;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Lender for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender’s rights hereunder, under any Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Lender may do with respect to the Collateral and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6 Appointment of Receiver. After the occurrence of an Event of Default, Borrower hereby agrees and acknowledges that in addition to any other remedy under the Loan Documents, this Agreement, or at law or equity, that the Lender shall be and is entitled to the appointment of a receiver under either state or federal receivership law and the Borrower hereby consents to the appointment of a receiver of the Lender’s choice for purposes of effectuating the provisions of this paragraph. Borrower further agrees and consents that, at the Lender’s choosing, such receiver will be entitled to take exclusive possession and control, to the exclusion of Borrower and its agents, of all or substantially all of Borrower’s property or such limited or specific property of Borrower as the Lender at its discretion may identify or seect. Borrower further agrees that such receiver

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shall be vested with such powers as the appointing court determines are necessary and appropriate to possess, maintain, operate, control, and/or liquidate property placed into the control of the receiver and specifically agrees that at the specific request of the Lender, the receiver may be vested with the power to operate the Borrower as a going concern in all respects, and to collect accounts, enforce and settle claims, and to liquidate Borrower’s property or the Collateral. Borrower shall and hereby agrees to cooperate in all reasonable receiver requests for assistance and information necessary to effectuate the duties ascribed to the receiver by the court. Borrower hereby grants to the Lender a limited power of attorney authorizing the Lender to represent the Borrower’s consent to the appointment of a receiver in any order that the Lender may present to a court. Borrower further agrees and acknowledges that three days’ notice of a hearing appointing such receiver shall be considered reasonable notice of such hearing. The provisions of this section shall survive the termination of this Agreement.

12.7 Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Lender may require to perfect and preserve the Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Lender, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.8 No Marshaling. The Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

12.9 Application of Proceeds. The Lender will, within three Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral, or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any Disposition by the Lender of all or any part of the Collateral may be first applied by the Lender to the payment of expenses incurred by the

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Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 14.19 hereof. Notwithstanding anything to the contrary set forth above, in no event shall any proceeds of any Collateral owned, or any Guaranty provided, by any Obligor under any Loan Document be applied to repay or cash collateralize any Excluded Swap Obligation with respect to such Obligor, but appropriate adjustments shall be made with respect to payments from other Obligors to preserve the allocation to Obligations otherwise set forth above in this section; provided, further, that Lender may elect to apply the proceeds of any such Collateral or Guaranty to repay or cash collateralize any Obligations in accordance with the priority set forth above (other than Excluded Swap Obligation with respect to such Obligor) before applying the proceeds of any other Collateral or Guaranty provided under any Loan Document, if in the reasonable determination of Lender, such order of application will maximize the repayment of all of the Obligations. Lender shall have absolute discretion as to the time of application of any such proceeds, moneys, or balances in accordance with this Agreement.

12.10 No Waiver. No Event of Default shall be waived by the Lender except in writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

12.11 Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrower shall at such time deposit in a cash collateral account opened by the Lender an amount 110% of the amount of the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Lender may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

Section 13. SWAP TRANSACTION PROVISIONS.

13.1 Event of Default. Borrower hereby acknowledges and agrees that an Event of Default hereunder shall constitute a default under any Swap Transaction Documents and upon any such default, Lender shall have the right to terminate any such Swap Transaction Documents and demand payment of all Swap Obligations owed to Lender (or any affiliate of Lender) thereunder.

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13.2 Security Interest. Borrower hereby grants and assigns to Lender, a security interest, to secure payment and performance of the Obligations, in all of Borrower’s right, title and interest, now or hereafter acquired, to the payment of money from Lender (or any affiliate of Lender) to Borrower under any Swap Transaction Documents.

13.3 Termination Events. Full prepayment of the principal of the Term Note, whether voluntary or involuntary, will constitute a Termination Event (as defined in any Swap Transaction Document), permitting Lender to terminate the Swap Transaction Documents. Moreover, at no time during the term of the Loan may the then outstanding principal balance of the Loan be less than the then remaining notional amount under any Swap Transaction Documents, and any payment or prepayment of the Note below such notional amount will require an equivalent reduction in the notional amount under the Swap Transaction Documents. Any such termination of a Swap Transaction Document, or reduction in such notional amount, will subject Borrower to payment to Lender of all assessments, losses, fees and costs of any kind or nature as set forth in any and all Swap Transaction Documents or otherwise as may be incurred by Lender thereunder, which arise, directly or indirectly, as a result of such prepayment or termination.

Section 14. MISCELLANEOUS

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14.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Lender under this Agreement or the Lender’s rights with respect to the Collateral:

(a) acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

(b) release by the Lender of any of the Borrower, the Guarantor, or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification, or substitution by the Lender of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of the Guarantor of the Obligations; or

(d) failure of the Lender to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

14.2 Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Lender. No promises, either expressed or implied, exist between the Borrower and the Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Borrower and the other parties thereto, and have been reviewed (or have

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had the opportunity to be reviewed) by counsel to all such parties are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation.

14.3 Amendments; Waivers. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14.4 WAIVER OF DEFENSES. THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE LENDER IN ENFORCING THIS AGREEMENT. PROVIDED THE LENDER ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

14.5 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MINNESOTA OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MINNESOTA AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MINNESOTA. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.6 WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE

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OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE LENDER AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

14.7 Assignability. The Lender may at any time assign the Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Lender’s rights in any or all of the Collateral, and the Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Lender may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Lender. This Agreement shall be binding upon the Lender and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

14.8 Confirmations. The Borrower and the Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

14.9 Confidentiality. The Lender agrees to use commercially reasonable efforts (equivalent to the efforts the Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Borrower and designated as confidential, except that the Lender may disclose such information (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this section (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Lender is a party; (f) to any nationally recognized rating agency that requires access to information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender; (g) to any Affiliate of the Lender who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Lender.

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14.10 Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Lender. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Lender is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

14.11 Governing Law. This Agreement, the Loan Documents, and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Minnesota (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

14.12 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.13 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lender, and the Lender has been indefeasibly paid in full in cash. The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

14.14 Extensions of Lender’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Lender’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for any Note.

14.15 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision, and term of this Agreement.

14.16 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lender shall deemed to be originals thereof.

14.17 Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Lender’s rights hereunder. All notices,

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requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to the Borrower:

Pro-Dex, Inc.

2361 McGaw Avenue

Irvine, CA 92614

Attention: Alisha Charlton

with a copy to (which will not constitute notice):

Rutan & Tucker, LLP

18575 Jamboree Road, Suite 900

Irvine, CA 92612

Attention: Garett Sleichter

If to the Lender:

UMB Bank, N.A.

9800 Bren Road East 6810001

Minnetonka, MN 55343

Attention: Dianne Wegscheid

with a copy to (which will not constitute notice):

Winthrop & Weinstine, P.A.

225 South 6th Street, Suite 3500

Minneapolis, MN 55402

Attention: Anthony Todero

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

14.18 Release of Claims Against Lender. In consideration of the Lender making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Lender from the date of their respective first contact with the Lender until the date of this Agreement including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or

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recommended by the Lender. The Borrower and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lender is relying upon this release in extending the Loans to the Borrower.

14.19 Costs, Fees and Expenses. The Borrower shall pay or reimburse the Lender for all reasonable costs, fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation, consummation, administration, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Lender or any Affiliate of the Lender, plus costs and expenses of such attorneys or of the Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender on demand. If at any time or times hereafter the Lender:

(a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise Dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Obligations and be secured by the Collateral, payable by the Borrower to the Lender on demand and may be funded, if the Lender so elects, by the Lender making a Revolving Credit Loan or other loan under this Agreement on the Borrower’s behalf, and paying the same to the persons to whom such costs, fees or expenses are payable.

14.20 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without

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limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and non-appealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

14.21 Waiver. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnified Party referred to in this section shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

14.22 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorney fees of the Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

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14.23 Customer Identification - USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

14.24 Electronic Records. The Borrower acknowledges and agrees that this Agreement and each other Loan Document and all paper records related to the transaction with which the Loan Documents are a part and whether or not the paper records were submitted in advance of, contemporaneously with or subsequent to, the execution of the Loan Documents may, at the option of the Lender, be converted by any digital or electronic method or process to an electronic record or subsequently further converted or migrated to another electronic record format or electronic storage medium. The Borrower acknowledges and agrees that upon conversion to an electronic record as authorized herein such electronic record shall be the record of the transaction and the electronic record shall have the same legal force and effect as the paper documents from which it was converted. The Borrower waives any legal requirement that any documents digitally or electronically converted be embodied, stored, or reproduced in a tangible media. The Borrower agrees that a printed or digitally reproduced copy of the electronic record shall be given the same legal force and effect as a signed writing. In addition, the Borrower authorizes and agrees to destruction of the paper documents by the Lender upon conversion of the paper documents to a digital or electronic record.

14.25 Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety, but neither this Agreement nor the other Loan Documents will satisfy the Loans or other Obligations existing under the Existing Credit Agreement.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Credit and Secmity Agreement as of the date first above written.

BORROWER:
PRO-DEX, INC., a Colorado corporation

By:	/s/ Rick L. Van Kirk
Name: Rick L. Van Kirk Title: Chief Executive Officer

S-1

LENDER:
UMB BANK, N.A.

By:	/s/ Dianne Wegscheid
Name: Dianne Wegscheid Title: Senior Vice President

S-2